Exhibit 99.1

Sustainable Oils, LLC
Balance Sheet

December 31,
2012
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$60,163
Accounts receivable	5,043
Inventory	107,023
Prepaid expenses	360

Total current assets	172,589

TOTAL ASSETS	$172,589

LIABILITIES AND MEMBERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable	$2,330,262
Accounts payable to related parties	835,582
Accrued compensation	10,000
Accrued interest due to related party	287,385
Note payable to related party	263,301

Total current liabilities	3,726,530

MEMBERS' EQUITY (DEFICIT)
Member contributions	9,000,000
Accumulated deficit	(12,553,941)

Total members' equity (deficit)	(3,553,941)

TOTAL LIABILITIES AND MEMBERS' EQUITY (DEFICIT)	$172,589

The accompanying notes are an integral part of these financial statements.

Sustainable Oils, LLC
Statement of Operations

For the Year Ended
December 31, 2012

Revenue	$2,843,917
Cost of goods sold	(3,191,323)

Gross loss	(347,406)

General and administrative expenses	(354,935)
Loss on disposal of fixed assets	(6,222)
Research and development expenses	(123,779)

Operating loss	(832,342)

Other income (expense)
Gain on liquidation	1,184,330
Interest income	2,222
Interest expense	(49,636)
Foreign currency transaction loss	(777)

Total other income (expense)	1,136,139

Net income	$303,797

The accompanying notes are an integral part of these financial statements.

Sustainable Oils, LLC
Statement of Changes in Members' Equity (Deficit)

Balance, December 31, 2011	$(3,857,738)

Net income for the year	303,797

Balance, December 31, 2012	$(3,553,941)

The accompanying notes are an integral part of these financial statements.

Sustainable Oils, LLC
Statement of Cash Flows

For the Year Ended
December 31, 2012
CASH FLOW FROM OPERATING ACTIVITIES
Net income	$303,797
Adjustments to reconcile net income to net cash provided by operating activities
Gain on liquidation	(1,184,330)
Loss on disposal of fixed assets	6,222
Inventory valuation adjustment	(311,869)
Depreciation expense	4,694
Changes in operating assets and liabilities
Accounts receivable	27,348
Inventory	3,384,827
Prepaid expenses	13,124
Accounts payable	(2,387,413)
Accounts payable to related parties	(7,698)
Accrued compensation	(1,114)
Accrued interest	46,947

Net cash from operating activities	(105,465)

CASH FLOW FROM INVESTING ACTIVITIES	-

CASH FLOW FROM FINANCING ACTIVITIES
Proceeds from note payable to related party	143,315
Principal payments on capital lease	(80,097)

Net cash from financing activities	63,218

Net change in Cash and Cash Equivalents	(42,247)

Cash and Cash Equivalents at Beginning of Period	102,410

Cash and Cash Equivalents at End of Period	$60,163

Supplemental Cash Flow Information:
Cash paid for interest	$2,689

The accompanying notes are an integral part of these financial statements.

Sustainable Oils, LLC
Notes to Financial Statements
December 31, 2012

Note 1 – History and Basis of Presentation

History

Organization and Nature of Operations - Sustainable Oils, LLC (the Company) is a Delaware company that was engaged in developing Camelina products from  2007 through March 2012. The Company  developed bio-technology for the Camelina sativa plant whose oil can be used as a replacement for fossel fuels. The Company  developed and sold Camelina seeds, meal, and Camelina-based biofuel. The Company ceased operations during the year ended December 31, 2012 and liquidated most of the Company’s assets to its major member during that year.  See also Note 3.  During March 2013, the Company was acquired by Global Clean Energy Holdings, Inc. along with the assets that had been acquired by the major member, and GCEH plans to resume operations and further develop and market the Camelina bio-technology.

Reorganization into Global Clean Energy Holdings, Inc. - In March 2013, the business and assets of the Company were acquired by Global Clean Energy Holdings, Inc. (GCEH) along with those assets that had been acquired by the major member of the Company in 2012.  As partial consideration for the purchase, GCEH issued a $1,300,000 promissory note to the former major member.  The promissory note bears simple interest at the rate of ten percent (10.0%) per annum, and is payable upon the earlier of the following: (a) to the extent of 35.1% of, and on the third business day after a Qualified Funding; or (b) September 13, 2014.  The term “Qualified Funding” means all equity funding in excess of the $800,000, in the aggregate, received by us for our Camelina business.  The obligations under the promissory note are secured by a first priority lien on certain tangible assets included in the purchase of the Camelina assets.  The promissory note is a full recourse obligation.  If the holder of the promissory note has to pursue the collection of amounts due under the promissory note, the holder may not seize or take any action to collect any amounts due and owing against any of GCEH’s assets (including its cash) related to a line of business other than the business of developing intellectual property and managing farming activities for the development of Camelina sativa used for biofuels feedstock.

Business Condition and Future Operations – Sustainable Oils, LLC has incurred a cumulative loss of approximately $12.6 million since inception.  The new Camelina operations will require a significant amount of additional cash to scale up its operations and to reach profitable levels.  The goal is to operate the Camelina business that was acquired through a new subsidiary that we intend to form, and to capitalize that new subsidiary with the Sustainable Oils intellectual properties and operating assets that were recently purchased.  Furthermore, the goal is to fund the operations and expansion of the Camelina operations with new debt or equity we intend to raise specifically for the Camelina subsidiary.  While there have been discussions with a number of sources for the additional funding, no binding arrangements have been obtained for the desired amount of new funding.  No assurance can be given that any additional capital necessary to operate and grow our new Camelina operations will be obtained.  In the event that the necessary amount of financing to properly operate and scale up GCEH’s Camelina operations is not obtained, those operations are expected to continue to operate at a loss.  Without the additional funding, planned Camelina operations will have to be re-evaluated.

Revenue Recognition

Revenue is recognized when all of the following criteria are met: persuasive evidence of an arrangement exists; delivery has occurred or services have been rendered; the seller’s price to the buyer is fixed or determinable; collectability is reasonably assured; and title and the risks and rewards of ownership have transferred to the buyer.

Shipping Costs

The costs to ship the Company’s product to customers are included in cost of goods sold at the time they are incurred. Shipping costs for the year ended December 31, 2012 were $37,427.

Sustainable Oils, LLC
Notes to Financial Statements
December 31, 2012

Major Customers

During the year ended December 31, 2012, sales were principally to the Defense Energy Services Corporation–  Army, Navy and Air Force (“DESC”).  The DESC has no outstanding balances due as of December 31, 2012.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

Inventory

The Company uses the weighted-average valuation method for its inventories.   The inventory balance consists of seeds being held in finished goods.  The inventory has been valued at the lower of cost or market value.

Income Taxes

The Company is taxed as a limited liability company, thus all profit and losses are passed through to the individual members and, accordingly, the Company records no tax provision. The Company’s tax returns for tax years before and including December 31, 2008 are no longer subject to examination by federal and state authorities. The Company believes that there are no material uncertain tax positions as of December 31, 2012.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The carrying amounts reported in the balance sheet for accounts receivable and payable approximate fair value because of the immediate or short-term maturity of these financial instruments. The carrying amounts reported for the note payable approximate fair value because the underlying instrument is at an interest rate which approximates current market rates.

Concentration of Credit Risk and Accounts Receivable

Financial instruments that potentially subject the Company to a concentration of credit risk consist principally of cash and accounts receivable. Cash was not in excess of federally insured limits at December 31, 2012. The Company places its cash with a high credit quality financial institution.

All of the Company’s accounts receivable is from purchasers of oil, meal and grain. These product sales are generally unsecured.

Note 2 – Note Payable to Related Party

The Company had a note payable to the former controlling member, Targeted Growth, Inc., in the aggregate amount of $263,301 at December 31, 2012 plus accrued interest of $287,385.  During the year ended December 31, 2012, the balance was reduced as assets were transferred to Targeted Growth, Inc. in partial satisfaction of the balance. During March 2013, the remaining balance was forgiven as a part of the acquisition by GCEH. See also the Notes 3 and 8. The note originated August 31, 2009, was due December 31, 2010, bears interest at 10%, and is unsecured. The note was convertible into members’ equity.

Sustainable Oils, LLC
Notes to Financial Statements
December 31, 2012

Note 3 – Liquidation of Assets and Troubled Debt Restructuring

During the year ended December 31, 2012, the Company settled certain liabilities previously carried on the balance sheet, which settlements resulted in a gain on liquidation of $1,184,330. The Company executed an Orderly Liquidation Agreement with the Company’s controlling member on March 8, 2012. The orderly liquidation was materially completed in the third quarter of 2012 with the final signing of joinder agreements to vendors. The gain on liquidation and troubled debt restructuring includes the following:

Gain on Liquidation:

Gain on liquidation - note payable to related party

Assets transferred to member in partial satisfaction of note payable:
Equipment, net of accumulated depreciation of $108,501	$(229,786)
Patent work in progress	(117,402)
Camelina breeding program research and development (no book value)	-
Total book value of assets transferred	(347,188)

Reduction of note payable to related party	1,280,014

Gain on liquidation - note payable to related party	932,826

Gain on settlement of accounts payable to vendors	251,504

Total gain on liquidation	$1,184,330

Note 4 – Field Testing Compliance and Long-term Contract

During its development period, the Company test planted genetically modified Camelina plants in Canada as a part of the Company’s research and development of Camelina seeds. The Canadian Food Inspection Agency requires that field monitoring of these test sites be conducted for a period of at least 5 subsequent years in order to detect any prohibited plants. Failure to complete such monitoring and/or to remediate any deficiencies can result in re-setting the 5-year test period and/or significant financial penalties. The Company and a vendor evaluate the field testing results in order to determine whether any deficiencies or penalties have been incurred. As of the date of this report, management’s evaluation is that there are currently no outstanding deficiencies that would result in financial penalties.

The Company has a long-term contract (through 2014) with a vendor who provides the field testing services. The Company is committed to this vendor for field test costs of $55,650 in 2013 and $47,650 in 2014. The Company records the costs of the field testing contract as an expense in the period that the testing is performed. For the year ended December 31, 2012, a total of $63,562 was paid for these trials and the maintenance of testing protocols.

Note 5 – Members’ Equity

From its inception, the Company had received contributions totaling $9,000,000 from Green Earth Fuels, LLC, a Delaware Limited Liability Company (“GEF”).  As consideration of GEF’s contribution, the former parent, Targeted Growth, Inc. (“TGI”), granted a portion of TGI’s interests equal to approximately 18% ownership in the Company to GEF.

Note 6 – Related Party Transactions

The Company entered into a management services consulting agreement with Augment Services, LLC. in 2012 when the Company ceased operations.  Augment Services, LLC is a single member limited liability company, wholly owned by Scott Johnson, the president of Sustainable Oils, LLC.  The Company accrued expenses of $115,559 to Augment Services, LLC during the year.

Accounts payable to related parties at December 31, 2012 mainly consists of balances due to the Company’s controlling member for payments made on behalf of the Company to finance opearations and for consulting expenses of $7,997 incurred during the year.

Principal and interest payments on capital equipment leases of $82,649 during the year were paid to a party related through common management. The lease terminated during the year.

See also the Note 2 regarding the note payable to a related party.

Note 7 – Noncash Investing and Financing Activities

In addition to the liquidation transactions discussed above, during the year ended December 31, 2012, the Company disposed of leasehold improvements with a cost of $16,000 and accumulated depreciation of $9,778, recognizing a loss of $6,222.

Note 8 – Subsequent Events

In March 2013, as a part of the acquisition by GCEH, the Company’s controlling member forgave total debt of $1,341,373 owed to the member, including accounts payable, a note payable, and accrued interest.